Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-238283) of our report dated February 27, 2023 relating to the financial statements of United States 12 Month Oil Fund, LP (the “Fund”) as of December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021 and 2020 and the effectiveness of the Fund’s internal control over financial reporting as of December 31, 2022, which appear in this Annual Report on Form 10-K of United States 12 Month Oil Fund, LP for the year ended December 31, 2022.

/s/ Spicer Jeffries LLP

Denver, Colorado
February 27, 2023